Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO EXTENDS OPERATIONS
IN ROCHESTER, NEW YORK

CRANFORD, NJ, May 10, 2007 - Metalico Transfer, Inc., a wholly owned subsidiary of Metalico, Inc. (AMEX:MEA), has purchased the assets of Compass Environmental Haulers, Inc., a construction and demolition debris transfer station in Rochester, New York.

Metalico Transfer holds a permit authorizing it to receive up to five hundred tons per day of construction and demolition debris for recycling and disposal. The facility is situated on approximately five acres, which is suitable to accommodate Metalico’s plan to operate at permitted capacity. Since Metalico took over the operations, volume through the facility has nearly doubled to approximately 300 tons per day.

Separately, the Company has also received a conditional use permit from the Town of Chili, New York to construct and operate a metal shredder on the operating premises of its Metalico Rochester, Inc. subsidiary. Plans are to install a state-of-the-art high volume shredder and downstream processing line that would process used appliances, scrap automobiles and various other grades of scrap steel. The plant will be capable of producing up to 20,000 tons per month of shredded steel and associated non-ferrous metals.

Commenting on Metalico’s recent activities, Metalico President Carlos E. Agüero said: “While the Compass acquisition is relatively small, it has opened our horizons to a business and industry that we know well and have experience in and has logistics synergies with our scrap metal operations. When completed, the shredder will allow us to tie together our entire scrap metal buying network in the Rochester, Buffalo and Syracuse geographic region representing a combined population of more than three million people.”

The shredder project is expected to take up to one year to complete before operations commence, assuming no delays in the acquisition, installation, or final permitting processes. Under New York State law, the period for objection to the permit is due to expire May 17.

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities and five lead fabrication plants in five states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contact:	Metalico, Inc.

Carlos E. Agüero, President and Chief Executive Officer Michael J. Drury, Executive Vice President info@metalico.com

186 North Avenue East Cranford, NJ 07016

(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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